EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

September 30, 2011

USEC Adopts Tax Benefit Preservation Plan

BETHESDA, Md. – USEC Inc. (NYSE:USU) announced today that its board of directors has adopted a tax benefit preservation plan to help preserve the value of certain deferred tax benefits, including those generated by net operating losses and net unrealized built-in losses.

USEC’s ability to use these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code.  In general, an ownership change would occur if there is a greater than 50-percentage point change in ownership of securities by stockholders owning (or deemed to own under Section 382) 5 percent or more of a corporation’s securities over a rolling three-year period.  The tax benefit preservation plan reduces the likelihood that changes in USEC’s investor base would have the unintended effect of limiting USEC’s future use of its tax benefits.

“We are adopting a tax benefit preservation plan that is similar to plans adopted by many other companies with valuable tax assets. The plan is designed to preserve these assets,” said John Welch, USEC president and chief executive officer. “The company already has valuable tax assets, and the adoption of the plan is not being done in response to any decision with respect to the American Centrifuge project.”

The company currently intends to submit the tax benefit preservation plan to a binding stockholder vote at the company’s next annual meeting.

In connection with the tax plan, the board of directors has declared a dividend of one preferred stock purchase right for each of its common shares and one thousand preferred stock purchase rights for each of its Series C preferred shares outstanding at the close of business on October 10, 2011. There are not currently any Series C Preferred shares outstanding. Any shares of USEC’s common stock or common stock equivalents issued after this date will also receive preferred stock purchase rights.

Upon taking effect immediately today, the plan, subject to limited exceptions, provides that any stockholder or group that acquires beneficial ownership of 4.9 percent or more of USEC’s securities without the approval of the board of directors would be subject to significant dilution of its holdings. In addition, subject to limited exceptions, any existing 4.9 percent or greater stockholder that acquires beneficial ownership of any additional shares of USEC’s securities without the approval of the board of directors would also be subject to dilution. In both cases, such person would be deemed to be an “acquiring person” for purposes of the tax plan. The dilution features of the tax plan are designed to reduce the likelihood that USEC experiences an ownership change by discouraging acquisitions that would impact the ownership change analysis for purposes of Section 382.

The preferred stock purchase rights are not currently exercisable and initially will trade only with USEC’s common stock and common stock equivalents.  However, if a person becomes an acquiring person, then, subject to certain exceptions, the preferred stock purchase rights would separate from the common stock and common stock equivalents and become exercisable for USEC’s common stock or other securities or assets having a market value equal to twice the exercise price of the right.

The board of directors has established procedures to consider requests to exempt certain acquisitions of the company’s securities from the plan if the board determines that doing so would not limit or impair the availability of the tax benefits or is otherwise in the best interests of the company.

The rights expire on September 29, 2014, or earlier if (i) the board determines the tax plan is no longer needed to preserve the tax benefits because of legislative changes or (ii) the board determines that the tax benefits have been fully used or are no longer available under Section 382 or that an ownership change would not materially impair or limit the tax benefits.  The rights may also be redeemed, exchanged or terminated prior to their expiration.

Issuance of the rights does not in any way affect the finances of the company or impact its operations.  The dividend does not change the manner in which the company’s shares may be traded.  Additional information regarding the tax plan will be filed today with the SEC and will be accessible via the EDGAR database on the SEC’s website at www.sec.gov.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel and nuclear industry related services for commercial nuclear power plants.

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Forward-Looking Statements

This news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainty. Economic, business, market, regulatory, technology and other factors could cause our actual future results to differ materially from those expressed in our forward-looking statements. More information about these factors is contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.usec.com. We do not undertake to update our forward-looking statements except as required by law.

Contact:

Media: Paul Jacobson (301) 564-3399

Investors: Steven Wingfield (301) 564-3354